ATSG, DHL Extend Agreement Through March 2019

WILMINGTON, Ohio - January 15, 2015 – Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that it has completed a new agreement that extends its support of DHL’s air cargo network in the United States through at least March 2019. Principal elements of the new agreement include:

▪	Extended dry leases through March 2019 for the 13 Boeing 767 freighters currently leased to DHL for its U.S. air network.

▪	New dry leases of two Boeing 767 freighters through March 2019.

▪	ABX Air’s continued operation of the fifteen Boeing 767 freighters leased to DHL through March 2019.

▪	Continued incentives for superior operating performance.

▪	Attractive terms for DHL to broaden ATSG’s support of its global network operations.
Joe Hete, President and CEO of ATSG, said the agreement marks the next stage in ATSG’s more than 11-year relationship with DHL, under which ATSG provides the aircraft assets and services that support the majority of the air freight that moves through DHL’s U.S. network each day, and provides additional freighter support to DHL elsewhere in the world.
“This new agreement will give DHL continued access to efficient, reliable freighter services in the U.S. market,” Hete said. “With more than half of our 45 Boeing 767 freighters deployed under multi-year dry leases producing attractive cash flow returns, additional business arising from an improving air freight environment, and growth in our maintenance services and other operations, we intend to begin returning capital to our shareholders through our share repurchase program starting in the second quarter of 2015.”

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air-cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591